Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into September 8, 2020 by and between ARKO CORP., a Delaware corporation (the “Company”), and ARIE KOTLER (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive currently provides services to Arko Holdings, Ltd. (“Arko”) and its direct and indirect subsidiaries (including, without limitation, GPM Investments, LLC (“GPM”)) as its Chief Executive Officer;

WHEREAS, in connection with a business combination transaction between and among Arko, the Company, Haymaker Acquisition Corp. II (“Haymaker”) and certain other parties thereto (the “Transaction”), the Company desires to employ Executive, and Executive desires to be employed, on the terms and conditions set forth in this Agreement;

WHEREAS, the Executive will be receiving substantial consideration in connection with the Transaction, and the Company and Haymaker would not have entered into this Agreement without Executive’s agreement to abide by the terms and conditions set forth herein, including but not limited to the restrictive covenants set forth in Section 7;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the Executive has contributed to the growth and success of the Company Group (as defined below), and desires to assure the Company Group of the Executive’s continued services and to compensate him therefor;

WHEREAS, the Board has determined that this Agreement will reinforce and encourage the Executive’s continued attention and dedication to the Company Group;

WHEREAS, the Executive is willing to make his services available to the Company Group and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1.    Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a)    “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the Termination Date, including the Base Salary payable in respect of any accrued but unused paid time off as of the Termination Date; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment; (iii) any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans; (iv) any unpaid Bonus in respect of any completed fiscal year that has ended on or prior to the end of the Term of Employment and (v) any rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or any other member of the Company Group and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company Group, in accordance with its terms.

(b)    “Base Salary” shall mean the base salary provided for in Section 4(a) hereof or any increased base salary granted to Executive pursuant to Section 4(a) hereof.

(c)    “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(d)    “Bonus” shall have the meaning set forth in Section 4(b) hereof.

(e)    “Bonus Period” shall mean the period for which a Bonus is payable. Unless otherwise specified by the Board, the Bonus Period shall be the fiscal year of the Company.

(f)    “Cause” shall mean

(i)    a conviction of the Executive to a felony involving moral turpitude; or

(ii)    willful misconduct by the Executive resulting in material economic harm to the Company and/or its Related Entities, taken as a whole; or

(iii)    a willful or continued failure by the Executive to carry out the reasonable and lawful directions of the Board issued in accordance with the Company’s Bylaws, Articles of Incorporation or other governing documents following written notice by the Board of such failure and an opportunity of no less than ten (10) days to cure same; or

(iv)    Executive engaging in (i) fraud, (ii) embezzlement, (iii) theft or (iv) material dishonesty resulting in material economic harm to the Company or any Related Entity. For the avoidance of doubt, subpart (iii) of the preceding sentence is not intended to include any de minimis, incidental conduct by Executive (e.g., taking office supplies home, etc.) or inadvertent actions such as accidental personal use of a Company credit card or accidental errors in mileage reimbursement or other accidental or inadvertent actions that are not materially injurious to the Company, or

(v)    a willful or material violation by the Executive of a material policy or procedure of the Company or any Related Entity following written notice by the Board of such violation and an opportunity of no less than thirty (30) days to cure same; or

(vi)    a willful material breach by the Executive of this Agreement which remains uncured following no less than ten (10) days’ written notice to Executive by the Board of such failure.

An act or failure to act shall not be “willful” if (i) done by the Executive in good faith or (ii) the Executive reasonably believed that such action or inaction was either (y) in the best interests of the Company and/or the applicable Related Entities or (z) in response to the Executive’s good faith belief that the Board or other directing party was not legitimately authorized to issue any counter directives.

(g)    “Change in Control” shall mean the following, if occurring following the Commencement Date:

(i)    The acquisition by any Person (exclusive of Executive or any of his affiliates) of Beneficial Ownership of more than thirty five percent (35%) (“CIC Percentage”) of either (A) the value of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change of Control: (w) any acquisition made by the Company and following which (A) the Incumbent Board remains at least a majority of the Board, subject to the provisos enumerated in clause (ii) below and (B) the Chief Executive Officer (i.e. Executive), the Chief Operating Officer and the Chief Financial Officer of the Company immediately prior to such acquisition remain in such office following such acquisition; (x) any acquisition by any person that as of the Commencement Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below, and further provided that if at any time Executive (together with his controlled affiliates) ceases to own at least an aggregate of 7% of the Outstanding Company Stock or of the Outstanding Company Voting Securities (as applicable), the CIC Percentage shall increase from 35% to 50%; or

(ii)    During any period of two (2) consecutive years (not including any period prior to the Commencement Date) individuals who constitute the Board on the Commencement Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)    Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) any one or more Subsidiaries whose combined revenues for the prior fiscal year represented more than fifty percent (50%) of the consolidated revenues of the Company and its Subsidiaries for the prior fiscal year (the “Major Subsidiaries”), or (B) a sale or other disposition of all or substantially all of the assets of the Company or the Major Subsidiaries, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each of the events referred to in clauses (A) and (B) sometimes hereinafter being referred to a “Business Combination”), unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions (except as a result of any election generally made available to shareholders with respect to the form of consideration to be received) as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Combination as a result of their ownership, prior to such consummation, of voting securities of any company or other entity involved in or forming part of such Business Combination other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Entity or any Person that as of the Commencement Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(h)     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(i)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)    “Commencement Date” shall mean the closing date of the Transaction.

(k)    “Common Stock” shall mean the common stock of the Company.

(l)    “Company Group” shall mean the Company and its Related Entities (including Arko and its direct and indirect subsidiaries (including GPM)).

(m)    “Compensation Committee” shall mean the Compensation Committee of the Board of the Company.

(n)    “Competitive Activity” shall mean an activity that is in direct competition with Company and/or any member of the Company Group in any of the States within the United States, or countries within the world, in which the Company Group conducts business with respect to the principal business in which the Company Group engaged while the Executive was employed by the Company Group (i.e., as a convenience store and fuel station business).

(o)    “Confidential Information” shall mean all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company Group (including information conceived, originated, discovered or developed by the Executive and information acquired by the Company Group from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Company Group, its vendors, suppliers or their respective businesses and employees. Confidential Information includes, but is not limited to, inventions, ideas, designs, computer programs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developmental or experimental work, processes, techniques, improvements, methods of manufacturing, know-how, data, financial information and forecasts, product plans, marketing plans and strategies, price lists, customer lists and contractual obligations and terms thereof, data, documentation and other information, in whatever form disclosed, relating to the Company Group, including, but not limited to, financial statements, financial projections, business plans, listings and contractual obligations and terms thereof, components of intellectual property, unique designs, methods of manufacturing or other technology of the Company Group.

(p)    “Disability” shall mean the Executive’s inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(q)    “Equity Plan” shall mean the Company’s 2020 Incentive Compensation Plan, as amended from time to time, and any successor plan thereto.

(r)    “Expiration Date” shall mean the date on which the Term of Employment, including any renewals thereof under Section 3(b), shall expire.

(s)    “Good Reason” shall mean the occurrence of any of the following: (i) a reduction in the Executive’s Base Salary, Target Bonus or Annual LTI Award; (ii) a non-de minimis diminution in any respect of the Executive’s title, authority, duties, or responsibilities; (iii) a diminution in any respect in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or Executive instead of reporting directly to the Board; (iv) a material diminution in any respect the budget over which the Executive retains authority; (v) a change in the geographic location of the Company’s business that would require him to relocate more than fifty (50) miles from Miami-Dade County, Florida; (vi) a Change in Control of the Company, or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(t)    “Group” shall have the meaning ascribed to such term in Section 13(d) of the Securities Exchange Act of 1934.

(u)    “LTI Awards” shall mean any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity-based awards granted by the Company to the Executive.

(v)    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof.

(w)    “Related Entity” shall mean any subsidiary of the Company, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a subsidiary holds a substantial ownership interest, directly or indirectly.

(x)    “Restricted Period” shall mean the Term of Employment and the two (2) year period immediately following termination of the Term of Employment. Notwithstanding the foregoing, the Restricted Period shall end in the event that the Company fails to make any payments or provide any Benefits required by Article 6 hereof with 15 days of written notice from the Executive of such failure.

(y)    “Severance Amount” shall mean an amount equal to two (2) times the sum of (i) the Executive’s annual Base Salary as in effect immediately prior to the Termination Date and (ii) the Executive’s Target Bonus for the Bonus Period in which termination occurs. The payments made under the preceding subpart (i) shall be paid in substantially equal installments over the Severance Term, and the payments under subpart (ii) shall be paid at such times as such payments would have been made to Executive had he remained employed by the Company during the Severance Term, each of the foregoing subject to any delays pursuant to Section 6(j).

(z)     “Severance Term” shall mean the two (2) year period following the Termination Date.

(aa)    “Term of Employment” shall mean the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement, commencing on the Commencement Date.

(bb)    “Termination Date” shall mean the date on which the Term of Employment ends.

(cc)    “Termination Year Bonus” shall mean a pro rata portion (based upon the Bonus Period ending on the Termination Date) of the Bonus that would otherwise have been payable under Section 4(b) for the year in which the Term of Employment terminates. Such pro rata portion shall be determined by multiplying the Executive’s Target Bonus for such year by a fraction, the numerator of which is the number of days in such year prior to the Termination Date and the denominator of which is 365.

2.    Employment.

(a)    Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company during the Term of Employment on the terms and conditions set forth herein.

(b)    Duties of Executive. During the Term of Employment under this Agreement, the Executive shall serve as the Chief Executive Officer and the Chairman of the Board of the Company, shall faithfully and diligently perform all services as may be assigned to him by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall report directly to the Board. The Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company Group. The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company Group, (ii) interferes with the proper and efficient performance of his duties for the Company Group, or (iii) interferes with the exercise of his judgment in the Company Group’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (x) serve on corporate, civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company Group in accordance with this Agreement.

3.    Term

(a)    Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the Commencement Date and shall expire on third (3rd) anniversary of the Commencement Date (the “Initial Term”), unless sooner terminated in accordance with Section 6 hereof.

(b)    Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one (1) year terms (subject to earlier termination as provided in Section 6 hereof), unless the Company or the Executive delivers written notice to the other at least one hundred twenty (120) days prior to the Expiration Date of its or his election not to renew the Term of Employment.

4.    Compensation.

(a)    Base Salary. The Executive shall receive a Base Salary at the annual rate of One Million Eighty Thousand Dollars ($1,080,000) during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed by the Compensation Committee, at least annually, for merit increases and may, by action and in the discretion of the Compensation Committee, be increased at any time or from time to time but may not be decreased from the then current Base Salary. Notwithstanding anything to the contrary herein, the Base Salary shall be increased by at least three percent (3%) on an annual basis.

(b)    Bonuses.

(i)    With respect to each Bonus Period during the Term of Employment, the Executive shall be eligible to receive a bonus (the “Bonus”) under the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee of the Board in its sole discretion (the “Bonus Plan”). During the Term of Employment, the Executive shall have a target bonus opportunity (the “Target Bonus”) under such plan or program equal to one hundred and fifty percent (150%) of his current Base Salary, based on satisfaction of performance criteria to be established by the Compensation Committee within the first two (2) months of each fiscal year that begins during the Term of Employment; provided, however, with respect to the first Bonus Period under this Agreement, which shall be calendar year 2021, the following shall apply: (x) any Bonus payable to the Executive shall not be prorated and shall be determined as if the Commencement Date occurred on the first day of the calendar year so that the first Bonus Period spans the entire twelve (12) months of such calendar year, and (y) the performance criteria to be used for such first Bonus Period shall be established by the Compensation Committee at least five (5) business days prior to the Commencement Date hereof. For the avoidance of doubt, in the event the Commencement Date occurs in calendar year 2020, Executive shall not be entitled to any Bonus, pro rata or otherwise, under this Agreement with respect to such calendar year.

(ii)    Any Bonus earned for any fiscal year of the Company shall be paid in the immediately following fiscal year of the Company, as soon as practicable after the audited financial statements for the Company for the year for which the Bonus is earned have been released but no later than thirty (30) days thereafter.

(c)    Long Term Incentive Compensation

(i)    With respect to each fiscal year during the Term of Employment, the Executive shall be eligible to receive an LTI Award having a fair market value (as reasonably determined by the Board or the Compensation Committee) equal to three hundred and fifty percent (350%) of the Executive’s then Base Salary in effect as of the date of the applicable LTI Award grant. The type of LTI Award, and the terms and conditions thereof, shall be determined by the Compensation Committee of the Board, in its discretion. Each LTI Award shall be granted under the Company’s Equity Plan as in effect from time to time and shall be subject to such terms and conditions set forth in an LTI Award agreement to be entered into by and between the Company and the Executive.

(ii)    Effective as of the Commencement Date, the Executive shall be granted an LTI Award in the form and subject to the terms and conditions determined by the Compensation Committee, provided that such shall be in a form and on such terms and conditions as are substantially similar to, or more favorable to Executive than, LTI Awards that are granted to other senior executives of the Company.

5.    Expense Reimbursement and Other Benefits.

(a)    Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company. Notwithstanding the Company’s travel policy, with respect to all travel performed by the Executive for purposes of carrying out his duties as CEO and Chairman: (i) the Executive shall be entitled to travel in first class air, (ii) the Executive shall be entitled to reimbursement for all car rental and housing accommodations (rental or hotel), and (iii) if and to the extent the Company owns an airplane, the Executive shall be entitled to use such airplane for company business as well as for private use, provided that the latter (personal use) shall be at the sole expense of the Executive. For the avoidance of doubt, the Executive’s principal residence is located in Miami-Dade County, Florida so any travel to and from the Company’s principal place of business in Richmond, Virginia (airfare, housing and rental car expenses) shall be covered by the Company under the immediately preceding sentence.

(b)    Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. During the Term of Employment, the following shall apply:

(i)    With respect to all health and welfare plans under which the Executive participates, the Company shall cover the costs of the coverage for the Executive and his dependents, at its own expense. If the applicable group health plan is self-funded, the fair market value of such coverage shall be included as additional taxable income to the Executive. If, however, the Executive chooses to remain on his existing health plan (and not under the Company’s group health plan), then the Company shall reimburse the Executive for the costs of that coverage for his and his dependents.

(ii)    The Company shall provide and/or pay for a long-term disability policy on the Executive to provide compensation replacement for Executive, up to a $1 million annual benefit, during any period of covered disability, subject to the terms and conditions of any such long-term disability policy, at its own expense.

(iii)    The Company shall provide and/or pay for a life insurance policy on the Executive’s life with a $5 million death benefit. The Executive shall designate in his sole discretion the beneficiary under such policy. If the life insurance cannot be purchased at standard rates, then the Company shall provide and/or pay for that amount of insurance that can be purchased for premiums equal to the coverage specified above at standard rates.

(iv)    If the Company elects to maintain a key life insurance policy on the Executive, with the Company as the named beneficiary thereunder, the Executive shall submit to reasonable examination and otherwise cooperate with the Company in obtaining, maintaining and renewing such policy.

(c)    Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder in Richmond, Virginia and each other location in which the Company Group maintains an office. The office and staff provided to the Executive during the Term of Employment shall be at least consistent with those provided to the Executive prior to the Commencement Date hereof.

(d)    Paid Time Off. The Executive shall be entitled to six (6) weeks of paid time off for each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no paid time off shall significantly interfere with the duties required to be rendered by the Executive hereunder. Up to fifteen (15) days of paid time off may be carried forward into the succeeding calendar year. Any paid time off which cannot be carried over from year to year shall be forfeited, without any payment to the Executive with respect to same.

6.    Termination

(a)    General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company, the Company Group and any of their respective subsidiaries.

(b)    Termination by Company for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause. In no event shall a termination of the Executive’s employment for Cause occur unless the Company gives written notice to the Executive in accordance with this Agreement stating with reasonable specificity the events or actions that constitute Cause and providing the Executive with an opportunity to cure (if curable), in accordance with the timeframe set forth in Section 1. Cause shall in no event be deemed to exist except upon a decision made by the Board, at a meeting, duly called and noticed, to which the Executive (and the Executive’s counsel) shall be invited upon proper notice. In the event that the Term of Employment is terminated by the Company for Cause, Executive shall be entitled only to the Accrued Obligations through the Termination Date, payable as and when those amounts would have been payable had the Term of Employment not ended.

(c)    Disability. The Company shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Executive, at any time during which the Executive is suffering from a Disability. In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to:

(i)    the Accrued Obligations through the Termination Date, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii)    the Termination Year Bonus, payable as and when those amounts would have been payable had the Term of Employment not ended;

(iii)    pro rata vesting of all outstanding LTI Awards based on the number of days the Executive was employed with the Company Group during the performance period, ceasing as of the Termination Date, applicable to the LTI Award (with performance determined based on actual performance against goals); and

(iv)    Continuation of the health benefits provided to Executive and his covered dependents, pursuant to COBRA and any applicable state or local equivalents, under the Company health plans as in effect from time to time after the Termination Date, at the Company’s sole cost, until the earlier of: (A) the last day on which the Executive and his covered dependents are entitled to receive coverage through COBRA, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive and his dependent to elect to continue their health insurance pursuant to COBRA. Notwithstanding the foregoing, in the event that the Executive is covered under a non-Company health plan as of the Termination Date, then the Company shall continue to reimburse the Executive as provided in Section 5(b)(i) until the last day on which the Executive and his covered dependents would had been entitled to COBRA coverage if the Executive had participated in the Company’s health plans as of the Termination Date.

(d)    Death. In the event that the Term of Employment is terminated due to the Executive’s death, the Executive’s estate shall be entitled to:

(i)    the Accrued Obligations through the Termination Date, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii)    the Termination Year Bonus, payable as and when those amounts would have been payable had the Term of Employment not ended,

(iii)    pro rata vesting of all outstanding LTI Awards based on the number of days the Executive was employed with the Company Group during the performance period, ceasing as of the Termination Date, applicable to the LTI Award (with performance determined based on actual performance against goals); and

(iv)    Continuation of the health benefits provided to the Executive’s covered dependents, pursuant to COBRA and any applicable state or local equivalents, under the Company health plans as in effect from time to time after the date of the Executive’s death, at the Company’s sole cost, until the earlier of: (A) the last day on which the Executive’s covered dependents are entitled to receive coverage through COBRA, or (B) the date the covered dependent(s) commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive’s covered dependents to elect to continue their health insurance pursuant to COBRA. Notwithstanding the foregoing, in the event that the Executive dependents are covered under a non-Company health plan as of the Termination Date, then the Company shall continue to reimburse the Executive’s covered dependents as provided in Section 5(b)(i) until the last day on which his covered dependents would had been entitled to COBRA coverage if the Executive had participated in the Company’s health plans as of the Termination Date.

(e)    Termination Without Cause. The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive not less than thirty (30) days prior to the effective date of such termination. In the event that the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), the Executive shall be entitled to:

(i)    The Accrued Obligations through the Termination Date, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii)    The Termination Year Bonus, payable as and when those amounts would have been payable had the Term of Employment not ended;

(iii)    The Severance Amount, payable for the Severance Term;

(iv)    Vesting, immediately prior to such termination, in any LTI Awards that previously were granted to Executive but which had not yet vested; and

(v)    Continuation of the health benefits provided to Executive and his covered dependents, pursuant to COBRA and any applicable state or local equivalents, under the Company health plans as in effect from time to time after the Termination Date, at the Company’s sole cost, until the earlier of: (A) the last day on which the Executive and his covered dependents are entitled to receive coverage through COBRA, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive and his dependent to elect to continue their health insurance pursuant to COBRA. Notwithstanding the foregoing, in the event that the Executive is covered under a non-Company health plan as of the Termination Date, then the Company shall continue to reimburse the Executive as provided in Section 5(b)(i) until the last day on which the Executive and his covered dependents would had been entitled to COBRA coverage if the Executive had participated in the Company’s health plans as of the Termination Date.

(f)    Termination by Executive for Good Reason. The Executive may terminate the Term of Employment for Good Reason by providing the Company thirty (30) days’ advanced written notice setting forth in reasonable specificity the event that constitutes Good Reason. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Executive’s termination shall be effective upon the date immediately following the expiration of the thirty (30) day notice period, and the Executive shall be entitled to the same payments and benefits as provided in Section 6(e) above for a termination without Cause.

(g)    Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by the Executive under this Section 6(g), the Executive shall be entitled only to the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended. In the event of termination of the Executive’s employment under this Section 6(g), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.

(h)    Termination Upon Expiration Date. In the event that Executive’s employment with the Company terminates upon the expiration of the Term of Employment, the Executive shall be entitled to only the Accrued Obligations through the Termination Date, payable as and when those amounts would have been payable had the Term of Employment not ended. Notwithstanding the foregoing, if the Term of Employment terminates either because the Company refused to extend the Term of Employment without Cause (and other than by reason of the Executive’s Disability), or the Executive refused to extend the Term for Good Reason, the Executive shall be entitled to the same payments and benefits as provided in Section 6(e) above for a termination without Cause.

(i)    Change in Control of the Company. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the two (2) year period immediately following a Change in Control, then in lieu of any amounts otherwise payable under Sections 6(e) or 6(f) hereof, the Executive shall be entitled to:

(i)    The Accrued Obligations through the Termination Date, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii)    The Termination Year Bonus, payable as and when those amounts would have been payable had the Term of Employment not ended;

(iii)    A lump-sum payment equal to three (3) times the sum of (A) the Executive’s annual Base Salary as in effect immediately prior to the Termination Date and (B) the Executive’s Target Bonus for the Bonus Period in which the Termination Date occurs, less applicable withholdings and deductions; provided, however, such payment may only be made in a lump sum if the Change in Control is also a “change in control event” as defined in Section 409A of the Code, and if the Change in Control is not also a “change in control event” as defined in Section 409A of the Code, the severance will be paid in installments in the same manner as severance triggered before a Change in Control;

(iv)    Vesting, immediately prior to such Termination Date, of any LTI Awards that have not previously vested; and

(v)    Continuation of the health benefits provided to Executive and his covered dependents, pursuant to COBRA and any applicable state or local equivalents, under the Company health plans as in effect from time to time after the Termination Date, at the

Company’s sole cost, until the earlier of: (A) the third (3rd) anniversary of the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive and his dependent to elect to continue their health insurance pursuant to COBRA. Notwithstanding the foregoing, in the event that the Executive is covered under a non-Company health plan as of the Termination Date, then the Company shall continue to reimburse the Executive as provided in Section 5(b)(i) until the last day on which the Executive and his covered dependents would had been entitled to COBRA coverage if the Executive had participated in the Company’s health plans as of the Termination Date.

(j)    Releases.

(i)    Executive Release. Any payments due to Executive under this Article 6 (other than the Accrued Obligations on any payments due on account of the Executive’s death) shall be conditioned upon Executive’s execution of a general release of claims in the form attached hereto as Exhibit A (subject to such modifications as the Company reasonably may request) that becomes irrevocable within thirty (30) days of the Termination Date. Payment of any amounts subject to the Executive’s release shall be delayed until the 31st day following the Termination Date, unless Executive’s general release remains subject to revocation as of such date, in which case any such payments shall commence by no later than the first payroll date following such becoming irrevocable (the “Payment Commencement Date”) and any payments that are so delayed shall be paid on the Payment Commencement Date. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(x)    To the extent any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive’s Date.

(y)    To the extent any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Section 409A of the Code, then such payments or benefits shall be made or commence upon the thirty-first (31st) day following the Termination Date, unless Executive’s general release remains subject to revocation as of such date, in which any such payments shall commence by no later than the first payroll date following such becoming irrevocable. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Termination Date.

The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this Section 6(j) during the period of such delay, provided that the Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 6(j), the Company shall reimburse the Executive the Company’s share of the cost of such benefits, to the extent that such costs otherwise would have been paid by the Company or to the extent that such benefits otherwise would have been provided by the Company at no cost to the Executive, in each case had such benefits commenced immediately upon the Executive’s Termination Date. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(ii)    Company Release. In the event the Executive shall be required to execute a release in favor of the Company as provided in Section 6(j)(i) above, the Company shall execute a release of claims against the Executive in a form substantially similar to the one the Executive shall be required to execute as provided on Exhibit A attached hereto, provided, however, that any such release by the Company shall exclude any and all claims that the Company has or may have against Executive for intentional misconduct, fraud, theft, embezzlement, intentional or grossly negligent breach of fiduciary duty resulting in material economic harm to the Company or any Related Entity, or breach of any non-competition, non-solicitation or confidentiality covenants under this Agreement, and further provided that any such release shall be expressly conditioned upon, and subject to, Executive’s compliance with his post-employment obligations hereunder, including his non-competition, non-solicitation and confidentiality covenants.

(k)    Cooperation. Following the Termination Date, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company Group. In no event shall his cooperation materially interfere with his services for either a subsequent employer or other similar service recipient or any new business(es) that the Executive establishes. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(k) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(k).

(l)    Return of Company Property. Within five (5) business dates following the Termination Date, the Executive or his personal representative shall return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, smart phones, passwords, computer access codes, facsimile machines, ipads, iphones and other communication devices, credit cards, office keys, security access cards, badges, identification cards, Confidential Information, and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (the foregoing, collectively, “Company Property”). Executive further acknowledges and agrees that within 10 (10) business days of the Termination Date, Executive shall conduct a reasonable search for, and irrevocably delete, to the fullest extent permitted by law, after returning a copy of same to the Company, any and all Company Property that is or may be in the Executive’s custody possession and control in a digital or intangible format, including by searching (i) in any personal e-mail account; (ii) in any personal “cloud” account; or (iii) on any personal computer, tablet, cellular phone, smartphone or other electronic storage device, the foregoing of which are accessible, controlled or owned by Executive (and not by the Company).

(m)    Compliance with Section 409A

(i)    General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).

(ii)    Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii)    6 Month Delay for Specified Employees.

(A)    If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(B)    For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the

Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iv)    No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v)    Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi)    Taxable Reimbursements and In-Kind Benefits. Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit. If the Company provides payment or reimbursement of health coverage and/or COBRA premiums, or otherwise provides group health plan coverage at no cost to the Executive and the group health plan is self-funded, then the fair market value of such reimbursement and/or coverage shall be included as additional taxable income to the Executive.

(vii)    No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(viii)    Parachute Payments. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company Group to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If a reduction in payments or benefits is necessary, reduction shall occur in the following order: (i) cash payments; (ii) equity-based payments and acceleration; and (iii) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii) or (iii)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. To the extent any such payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. Any determination required hereunder, including whether any payments or benefits are Parachute Payments, shall be made by the Company in its sole discretion.

7.    Restrictive Covenants.

(a)    Non-competition. At all times during the Restricted Period, the Executive shall not, directly or indirectly, whether for Executive’s benefit or that of any other person or entity, engage in any Competitive Activity, be employed by, advise or otherwise provided any services to, whether as a contractor, advisor or otherwise, any entity which engages is or is planning to engage in any Competitive Activity, or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly engages in a Competitive Activity; provided that the foregoing shall not apply to the Executive’s ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation.

(b)    Nonsolicitation of Employees and Certain Other Third Parties. At all times during the Restricted Period, the Executive shall not, directly or indirectly (i) solicit, hire, attempt to hire, employ or attempt to employ or enter into any contractual arrangement with any executive employee of the Company Group in connection with a Competitive Activity, unless such executive employee has not been employed or engaged by the Company Group for a period in excess of six (6) months, and/or (ii) solicit, seek business from, or engage in business with any person or entity (including without limitation customers (other than individual persons to the extent such is based upon their patronizing any Company store(s)), suppliers and vendors) for purposes of engaging in any Competitive Activity, nor shall the Executive make known the trade or business relationships of the Company Group to any such person or entity that is engaged in a Competitive Activity other than in connection with the performance of the Executive’s duties under this Agreement, and/or (iii) persuade or encourage or attempt to persuade or encourage any persons or entities (including without limitation customers (other than individual persons to the extent such is based upon their patronizing any Company store(s)), suppliers and vendors) with whom the Company Group does business or has some business relationship to cease doing business, to reduce its business with, or alter its business to the detriment of, the Company Group, or to terminate its business relationship with the Company Group or to engage in any Competitive Activity on its own or with any competitor of the Company Group.

(c)    Confidential Information. The Executive shall not at any time divulge, communicate, use to the detriment of the Company Group or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the business of the Company Group. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company Group (which shall include, but not be limited to, information concerning the Company Group’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company Group that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company Group with respect to all of such information. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information as required to perform his duties under this Agreement or to the extent required by law. If any person or authority makes a demand on the Executive purporting to legally compel him to divulge any Confidential Information, the Executive immediately shall give notice of the demand to the Company so that the Company may first assess whether to challenge the demand prior to the Executive’s divulging of such Confidential Information. Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of his services for the Company Group, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information.

(d)    Ownership of Developments. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive during the Term of Employment either during the course of performing work for the Company Group, or their clients, or which are related in any manner to the business (commercial or experimental) of the Company Group or their clients (collectively, the “Work Product”) shall belong exclusively to the Company Group and shall, to the extent possible, be considered a work made by the Executive for hire for the Company Group within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company Group, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company or its assignee, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventions, all at the sole cost and expense of the Company.

(e)    Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company Group, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company Group and shall be returned immediately to the Company Group on termination of the Executive’s employment hereunder or on the Company Group’s request at any time.

(f)    Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Section 7 (including without limitation the length of the term of the provisions of this Section 7) are reasonably necessary to protect the legitimate business interests of the Company Group, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Section 7, and that such compensation is sufficient, fair and reasonable. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 7 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company Group is such as would cause the Company Group serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company Group in violation of the terms of this Section 7. The Executive further acknowledges that the restrictions contained in this Section 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Executive expressly agrees that upon any breach or violation of the provisions of this Section 7, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 7(h) hereof, without being required to post any bond, and (ii) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company Group, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 7.

(g)    Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

(h)    Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 7 of this Agreement will cause irreparable harm and damage to the Company Group, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company Group shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company Group may possess.

8.    Representations and Warranties of Executive. The Executive represents and warrants to the Company that:

(a)    The Executive’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b)    The Executive has not violated, and in connection with his employment with the Company Group will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)    In connection with Executive’s employment with the Company Group, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

9.    Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

10.    Arbitration

(a)    Exclusive Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the Executive’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment shall be resolved by arbitration in the Miami-Dade County, Florida area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 10. Except as set forth below with respect to Section 7 of this Agreement, the parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 10 shall not apply to any injunctions that may be sought with respect to disputes arising out of or relating to Section 7 of this Agreement. The parties acknowledge and agree that their obligations under this arbitration agreement survive the expiration or termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

(b)    Arbitration Procedure and Arbitrator’s Authority. In the arbitration proceeding, each party shall be entitled to engage in any type of discovery permitted by the Federal Rules of Civil Procedure, to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs. In reaching his/her decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(c)    Effect of Arbitrator’s Decision; Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Executive in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. If the arbitrator finds that the Executive was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Executive with any remedy available should the matter have been tried in a court, including equitable and/or legal remedies, compensatory damages and back pay. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the non-prevailing party.

11.    Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, solely to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

12.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to principles of conflict of laws.

13.    Jurisdiction and Venue; Attorneys Fees. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Miami-Dade County, Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the courts of record of the State of Florida in Miami-Dade County or the court of the United States, Southern District of Florida; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other, whether such action is from arbitration, trial courts and/or appeals processes.

14.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Related Entities) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

15.    Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 6 and the Executive’s obligations under Section 7 above, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

16.    Notices. .All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein.

Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to GPM Investments, LLC, 8565 Magellan Pkwy Suite 400, Richmond, Virginia 23227-1150, Attention: General Counsel, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

17.    Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

18.    Right to Consult with Counsel; No Drafting Party. Each party acknowledges having read and considered all of the provisions of this Agreement carefully and having had the opportunity to consult with counsel of his/their own choosing, and, given this, the parties agree that the obligations created hereby are not unreasonable. The parties acknowledge that he/they have had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

19.    Agreement Preparation Fees. The Company shall reimburse the Executive for all reasonable costs and expenses incurred in connection with the preparation, review and negotiation of this Agreement by legal counsel and other advisors retained by the Executive.

20.    Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

21.    Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

22.    No Set-off or Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

23.    Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24.    No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

25.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

26.    Indemnification.

(a)    Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company Group, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in a manner that does not constitute willful or gross misconduct and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all reasonable expenses (including attorney’s fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company Group and/or any of their officers or directors.

(b)    The Company shall pay any expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 26 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than thirty (30) days following the Executive’s delivery to the Company of a written request for an advance pursuant to this Section 26, together with a reasonable accounting of such expenses.

(c)    The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 26 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

(d)    The provisions of this Section 26 shall survive the termination of the Term of Employment or expiration of the term of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

ARKO CORP.

By:	/s/ Christopher Bradley
Name:	Christopher Bradley
Title:	Chief Financial Officer

EXECUTIVE:

/s/ Arie Kotler
ARIE KOTLER

/Signature Page to Executive Employment Agreement]

EXHIBIT A

FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1.                              (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Sections 6(e) or 6(f) (other than the Accrued Obligations) of the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge                                      (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment, or for unpaid wages, back pay, commissions, bonuses, incentive pay, vacation pay, legal fees, severance or other compensation; any claims arising under any contracts, express or implied, or any covenant of good faith and fair dealing, express or implied, or fraud and breach of duty, or any legal restrictions on the Company’s right to terminate employees; and any federal, state or other governmental common law, statute, regulation, or ordinance, including without limitation or under any federal, state or local law or regulation, including without limitation claims arising under or relating to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act of 2008, the Worker and Adjustment Retraining Notification Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers’ Compensation Law Retaliation provision(s), the Florida Wage Discrimination Law, the Florida Minimum Wage Act, the Florida Equal Pay Law, the Florida AIDS Act, the Florida Discrimination on the Basis of Sickle Cell Trait Law, the Florida OSHA, the Florida Constitution, and the Florida Fair Housing Act, each of the foregoing as amended. Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the ADEA and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this

General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to Section 6 of the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company. Nothing contained in this Agreement shall affect any right Executive has to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) or any other administrative agency with respect to which such right cannot be waived, subject to the restriction that if any such charge is filed, Executive agrees to the fullest extent permitted by law not to violate the confidentiality provisions of this Agreement. By signing this General Release, Executive further represents and agrees that, to the fullest extent permitted by law, Executive will not be entitled to any personal recovery in any action or proceeding before the EEOC or otherwise that may be commenced on Executive’s behalf arising out of the matters released hereby.

2.    Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

3.    Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days following the Termination Date (as defined in the Agreement) to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company. Executive understands that in the event he does not timely execute and return this Agreement to the Company, or if he subsequently revokes this Agreement, he shall not be entitled to and shall not receive any severance benefits from the Company.

4.    Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such State.

5.    Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.    This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

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